Exhibit 10.3

MASTER PROGRAM

AGREEMENT

dated ____________, 2025

by and between

MILLROSE PROPERTIES, INC.,

A Maryland corporation

(“Owner”)

and

U.S. HOME, LLC,

a Delaware limited liability company,

LENNAR HOMES HOLDINGS, LLC,

a Delaware limited liability company,

and

CALATLANTIC GROUP, LLC,

a Delaware limited liability company

(collectively, “Lennar”)

MASTER PROGRAM

AGREEMENT

This Master Program Agreement (this “Agreement”) is dated as of _______________, 2025 (the “Effective Date”), by and between MILLROSE PROPERTIES, INC., a Maryland corporation (“Owner”), and U.S. HOME, LLC, a Delaware limited liability company, LENNAR HOMES HOLDINGS, LLC, a Delaware limited liability company, and CALATLANTIC GROUP, LLC, a Delaware limited liability company (collectively, “Lennar”), each a “Party” and collectively the “Parties,” with reference to the following matters all of which are subject to the terms and conditions further set forth in this Agreement:

Recitals

A. Lennar and its divisions, and subsidiaries (each, including, without limitation, any wholly-owned direct or indirect subsidiary of Lennar Corporation, a “Lennar Party” and collectively, the “Lennar Parties”) are in the business of, among other activities, acquiring land through purchase and sale agreements with landowners (each a “Lennar PSA”) and developing residences thereon. Owner and its affiliates including Millrose Properties Holdings, LLC, a Delaware limited liability company (“MPHL”), and its and their respective subsidiaries and affiliates (each, including Owner, an “Owner Party” and collectively, the “Owner Parties”) are in the business of acquiring residential properties.

B. The Lennar Parties have developed the Homesite Option Purchase Platform (the “HOPP’R”) and are providing its use to the Owner Parties as provided herein. In conjunction with the HOPP’R, the Owner Parties will acquire residential land and related rights, contract with a Lennar Party to complete various on-site and off-site related improvements, and grant such Lennar Party an option to acquire homesites on such land (each, a “Homesite”) in accordance with a pre-determined acquisition schedule (the aforementioned transaction and related activities are hereinafter referred to as the “Program”).

C. Pursuant to the Program, , Owner shall cause the Owner Parties to acquire residential properties (each, a “Property” and collectively, the “Properties”) consisting of: (i) properties owned by a Lennar Party as of the Effective Date or acquired by a Lennar Party subsequent to the Effective Date (each, a “Balance Sheet Property” and collectively, the “Balance Sheet Properties”), and (ii) properties that a Lennar Party has as of the Effective Date (or after the Effective Date obtains) the contractual right to acquire (each, a “Pipeline Property” and collectively, “Pipeline Properties”). “Admitted Properties” (or individually an “Admitted Property”) shall mean and refer to Balance Sheet Properties and Pipeline Properties acquired by Owner Parties for the benefit of the Lennar Parties and thus admitted to the Program in accordance with this Agreement.

D. Lennar previously conveyed to certain Lennar subsidiaries (each, a “Property Subsidiary” and collectively, the “Property Subsidiaries”) those Properties generally described on Exhibit A attached hereto (each, an “Initial Property” and collectively, the “Initial Properties”). Prior to or substantially concurrently with the execution of this Agreement, certain Lennar Parties and certain Owner Parties are executing that certain Pre-Spin Assignment, Assumption and Contribution Agreement pursuant to which Owner will acquire from Lennar ownership of the Property Subsidiaries (the “Contribution Agreement”) and that certain Founder’s Rights Agreement, dated [•], 2025 (the “Founder’s Rights Agreement”). In connection with the Contribution Agreement, the Owner Parties have entered into certain loan documents including that certain note, dated [•], 2025, by and between MPHL, certain subsidiaries of MPHL, and Owner (the “Note”), those certain mortgages made and executed as of [•], 2025 by certain subsidiaries of MPHL for the benefit of Owner (together, the “Mortgages”), and that certain pledge and security agreement made as of [•] by MPHL in favor of Owner (the “Pledge” and together with the Note and the Mortgages, the “Loan Documents”), pursuant to which the Initial Properties are mortgaged as collateral for the Note. For purposes of this Agreement, MPHL and the Property Subsidiaries are Owner Parties (and not Lennar Parties). For the avoidance of doubt, each Property Subsidiary is a subsidiary of MPHL and all Initial Properties and future Properties admitted into the Program will be acquired by either a Property Subsidiary or another subsidiary of MPHL created for the sole purpose of holding Property under the Program and performing the obligations of the Property Subsidiaries under the Program Documents (hereinafter defined).

E. Subject to the terms and conditions in the Contribution Agreement, Owner shall cause the Owner Parties to acquire the Supplemental Transferred Assets (as defined in the Contribution Agreement) and admit such Properties into the Program.

F. In connection with the execution of the Contribution Agreement, Owner, certain Owner Parties and certain Lennar Parties will execute: (i) a Master Option Agreement in the form attached hereto as Exhibit B (the “Option Agreement”); (ii) a Master Construction Agreement in the form attached hereto as Exhibit C (the “Construction Agreement”), and (iii) an Addendum to Master Option Agreement and Master Construction Agreement in the form attached as Exhibit C to the Option Agreement (each, an “ Addendum” and collectively the “Addenda”) for each Initial Property.

G. The admission of additional Properties into the Program shall be evidenced by the execution of an Addendum for each such Property and either: (i) if the Property is a Pipeline Property, a nomination agreement in the form attached as Exhibit A to the Option Agreement (each such nomination agreement, a “Nomination Agreement”) pursuant to which the applicable Lennar Party shall assign to an Owner Party the right to acquire the Property from a third-party seller (each such seller, an “Underlying Seller”) at the close of escrow under the applicable Lennar PSA; and (iv) if the Property is a Balance Sheet Property, a purchase agreement in the form attached as Exhibit B to the Option Agreement (each such purchase agreement, a “Purchase Agreement”) wherein the Lennar Party that owns the Balance Sheet Property shall be the seller and the applicable Owner Party shall be the buyer. In addition, the parties will execute a multiparty cross agreement in the form attached hereto as Exhibit D (each such agreement, a “Multiparty Cross Agreement”) with respect to the separate “Pools”, as more fully described below.

H. The Parties acknowledge and agree that an Addendum, and, as applicable, a Nomination Agreement or Purchase Agreement (with the Option Agreement and Construction Agreement, collectively, the “Program Documents”) will be prepared for each Property that is to become an Admitted Property (other than the Initial Properties). The Parties acknowledge and agree that each Admitted Property will be added as collateral under the Loan Documents and the Parties will execute any relevant documentation required, including a Mortgage or the Pledge, as determined by Owner. In addition, all Properties shall be subject to a Multiparty Cross Agreement. Lennar agrees that except for the Initial Properties, an Owner Party will not have to acquire a Property if such Property does not meet the Program Criteria (as defined below). Owner agrees that: (i) at all times, Lennar in its sole discretion shall have the right to terminate a Lennar PSA or disapprove any matter or condition set forth therein; and (ii) the Lennar Party will not direct an Owner Party to acquire a Pipeline Property unless and until Lennar has finally approved acquisition of such Pipeline Property and/or waived all conditions precedent related thereto in the applicable Lennar PSA, all as determined in Lennar’s sole discretion.

I. Each Addendum will generally grant the applicable Lennar Party the option to acquire Homesites in multiple closings pursuant to the terms of the Option Agreement (each, a “Takedown”) in accordance with a pre-determined acquisition schedule, and, upon the conveyance of the relevant Admitted Property to the relevant Owner Party, such Lennar Party shall pay to the relevant Owner Party an “Option Payment” and, if and when applicable, the “Additional Deposit” (as such terms are defined on Schedule 1 attached hereto).

J. Each Addendum will generally provide that in accordance with the Construction Agreement: (i) the applicable Lennar Party shall be obligated to complete (or cause the completion of) the “Work” (as defined in the Construction Agreement); and (ii) the applicable Owner Party shall pay the Lennar Party for its actual out-of-pocket development costs in an amount not to exceed the amounts set forth in the applicable Addendum, all in accordance with the draw process (including information and approvals required to support the draw) set forth in the Construction Agreement.

K. Owner and Lennar now wish to execute this Agreement to set forth the Parties’ intent and agreement with respect to the Program and certain terms and conditions thereof.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Owner and Lennar agree as follows, which agreement includes and incorporates the recitals set forth above:

1. Recitals. The recitals set forth above are true and correct and are hereby incorporated in their entirety into this Agreement.

2. The Program.

(a) Pooling. Pursuant to the Multiparty Cross Agreements, Admitted Properties will be grouped into pools (each a “Pool” and collectively, the “Pools”). Each Pool shall in all cases be structured to ensure that the Admitted Properties in such Pool and related Program Documents are not consolidated onto any Lennar Party’s balance sheet. As to any Pool, Lennar’s Total Payment Obligation (as defined below) for Initial Properties shall not at any time exceed Fifty Million Dollars ($50,000,000) (the “Initial Pool Payment Obligation Limit”). For all future Admitted Properties, as to any Pool, Lennar’s Total Payment Obligation (as defined below) shall not at any time exceed Twenty-five Million Dollars ($25,000,000) (the “Future Pool Payment Obligation Limit”, together with the Initial Pool Payment Obligation Limit, the “Pool Payment Obligation Limit”). In the event any Pool now or hereinafter exceeds the Pool Payment Obligation Limit, then Lennar and Owner shall modify such Pool and the applicable Multiparty Cross Agreement as necessary to ensure the Pool does not exceed the Pool Payment Obligation Limit. For purposes of the foregoing, “Total Payment Obligation” refers to the aggregate sum of all Option Payments and Additional Deposit payments Lennar has made, or is obligated to make, in connection with all Admitted Properties in a Pool. For purposes of calculating the Total Payment Obligation, Lennar shall be deemed to have made all Additional Deposits. Subject to the Pool Payment Obligation Limit, the Pools will be established with primary consideration given to diversity within Pools across geographies, communities and home types. Lennar shall propose the structure of each Pool (and modifications to existing Pools to ensure the Pool Payment Obligation Limit is not exceeded and/or in connection with the admission of new Properties to an existing Pool) and Owner shall be entitled to approve the Pool structure, which approval shall not be unreasonably withheld, conditioned, or delayed. In the event of any disapproval, Owner shall specify the basis for such disapproval and what modifications are necessary to obtain Owner’s approval. Upon the mutual approval of a Pool (or any modification to an existing Pool), the applicable Lennar Parties and Owner Parties shall execute a Multiparty Cross Agreement with respect to such Pool or, if applicable, an amendment to a previously executed Multiparty Cross Agreement.

(i) The Pools for the Initial Properties are set forth on Exhibit A attached hereto (each, an “Initial Property Pool”). Upon execution of this Agreement, the terms and conditions of the Multiparty Cross Agreement shall apply to each Initial Property Pool as if a separate Multiparty Cross Agreement had been executed with respect to each such Initial Property Pool.

(b) Term. Properties shall be admitted into the Program commencing on the Effective Date of this Agreement until such time (if any) as Lennar and Owner mutually agree in writing that Properties will no longer be admitted to the Program (the “Acquisition Period”).

(c) Termination. After the Acquisition Period, (i) no additional Properties shall be admitted into the Program; and (ii) the Owner Parties’ and the Lennar Parties’ rights and obligations with regard to Admitted Properties shall continue to be governed according to the terms of this Agreement and the applicable Program Documents.

(d) Fee Builder Arrangement. In the event a Lennar Party’s Option to acquire Homesites expires or is terminated prior to such Lennar Party acquiring all of the Homesites on an Admitted Property, then within twenty (20) days of such expiration or termination, Owner shall have the right to request (a “Fee Building Request”) that a Lennar Party enter into an agreement to build out homes on the unpurchased Homesites for a fee, all pursuant to a Builder Agreement in a form substantially similar to the form attached hereto as Exhibit E (the “Fee Builder Agreement”), as appropriately modified to reflect state-specific and/or deal-specific terms. Provided that Lennar is then building and selling residences in the applicable geographic market where such unpurchased Homesites are located, Lennar shall cooperate with Owner and, upon Owner’s request, Lennar shall make a Lennar Party available to be engaged by an Owner Party as a fee builder of homes on the unpurchased Homesites, all on mutually acceptable terms and conditions set forth in the Fee Builder Agreement. If Owner has delivered a Fee Building Request with respect to an Admitted Property, then for purposes of the Multiparty Cross Agreement applicable to such Property: (i) the termination of the Option for such Admitted Property shall not be a “Cross Termination Event” thereunder; and (ii) the Owner Parties shall not be entitled to exercise a “Cross Termination Right” with respect to the applicable Pool due to the termination of the Option for such Admitted Property. Notwithstanding the foregoing or anything to the contrary herein, if any Owner Party has exercised the “Cross Termination Right” (as set forth in the applicable Multiparty Cross Agreement) with respect to any Pool, then the Lennar Parties shall: (i) not be obligated to enter into a Fee Builder Agreement with respect to any Property in such Pool; and (ii) may terminate any Builder Agreement previously executed with respect to such Pool.

3. Admission of Initial Properties and Supplemental Transferred Assets. The Initial Properties are admitted to the Program and are not subject to additional review or approval by the Parties. In connection therewith, the applicable Lennar Parties and applicable Owner Parties shall execute an Addendum with respect to each Initial Property. In addition, upon the Owner Parties’ acquisition of the Supplemental Transferred Assets, the applicable Lennar Parties and applicable Owner Parties shall execute an Addendum with respect thereto. Once acquired by the Owner Parties, the Supplemental Transferred Assets shall be deemed Initial Properties for purposes of this Agreement, the Option Agreement and the Construction Agreement (including, without limitation, for purposes of determining the Applicable Rate). As more fully set forth therein, the Addenda supplement the terms and conditions of the Option Agreement and Construction Agreement and otherwise set forth the terms and conditions applicable to the Initial Properties. The parties acknowledge that the Addenda for the Initial Properties (including the Supplemental Transferred Assets, if and when acquired) will, in some cases, have been prepared utilizing estimates and projections. Accordingly, upon Lennar’s request, Owner and the Owner Parties agree to reasonably amend the Addenda for such Properties (including adjustments to the takedown schedule and Contract Sum); provided, however, that Owner may withhold its consent to any proposed modifications or any amendment which otherwise will have a material adverse effect on the Owner Parties.

4. Admission of Future Admitted Properties. In connection with the proposed admission of future Properties, the Parties shall comply with the processes and procedures set forth in this Section 4. Notwithstanding the foregoing, at all times prior to Owner Party’s acquisition thereof, the Lennar Parties shall retain the sole and absolute right to disapprove due diligence or any other contingency with respect to a Pipeline Property and/or to amend or terminate a Lennar PSA.

(a) Requirements for Admission. In order for any Proposed Projects (as defined below) to be acquired by Owner and deemed an Admitted Property, all of the following requirements must be satisfied (the “Admission Requirements”):

(i)	Subject to Section 4(e) below, all Proposed Projects must meet the requirements of Exhibit F attached hereto (the “Program Criteria”);

(ii)	The Owner Parties must, at the time of the acquisition of the Property, have sufficient Owner Available Capital (as defined below) to pay the Owner Acquisition Price; and

(iii)	Lennar must provide to Owner a Proposed Project Report in satisfaction of all requirements set forth in Section 4(d) below.

(iv)

Manager shall conduct a thorough independent diligence assessment for each proposed transaction utilizing its current underwriting procedures, internal proprietary datasets and third-party market data to ensure that each Proposed Project adheres to the Program Criteria and assess the credibility of the home builder’s financial projections (the “KL Diligence”). If, after the KL Diligence assessment, the Manager determines that the Proposed Project fails to meet the Program Criteria, the Proposed Project may still be admitted to the Program if either:

(A)	Manager and Owner agree on modified terms to the Program Documents with respect to such Proposed Project; or

(B)

Manager elects to admit the Proposed Project after a committee comprised of two Owner Party senior managers independent from the land deal team and two members from the Manager team (together, the “Risk Committee”) meet to determine whether the Proposed Project should be admitted to the Program, with the Manager making a final determination on the admittance of the Proposed Project to the Program.

Provided the Proposed Project meets all of the Admission Requirements set forth in Section 4 herein, Owner and Lennar shall within fifteen (15) business days after the date on which such requirements have been satisfied, prepare and execute Program Documents with respect thereto, Owner shall cause an Owner Party to acquire the Proposed Project, and, upon acquisition thereof, such Proposed Project shall be an Admitted Property.

(b) Satisfaction of All Program Criteria. Any Proposed Project must meet all the requirements of the Program Criteria, subject to the exceptions set forth under Section 4(e) below. Lennar shall use its experience, expertise and resources (including human capital) to identify, evaluate, and determine whether any Properties identified for consideration as Proposed Projects fulfill all of the requirements set forth in the Program Criteria (the “Property Selection Services”). The Project Selection Services together with the services to be performed by the Lennar Parties pursuant to the Construction Agreement are collectively, the “Lennar Services.” The actions undertaken by Lennar pursuant to this Section 4(b) shall be substantially similar to the actions Lennar would undertake if it were preparing to purchase the Property itself or to the actions performed with respect to the assets transferred to Owner or its subsidiaries by the Lennar Parties (the “Transferred Assets”), in connection with the taxable spin-off of Owner (the “Spin-Off”). Lennar shall, using its own personnel and its own expense, perform the Property Selection Services, which shall include, without limitation, (i) with respect to any Proposed Project, an analysis of a variety of macroeconomic factors, such as employment levels, interest rates, changes in stock market valuations, consumer confidence, housing demand, availability and cost of financing for homebuyers, availability and prices of new homes compared to those of previously occupied homes, and demographic trends and (ii) with respect to each of the homebuilding markets in which any Proposed Project is located, an analysis of the local market conditions and demographics, the specific supply and demand relationships reflective of local economic conditions, the projected absorption pace for home sales, sales prices and costs to build and deliver homes on a community by community basis. Lennar agrees to make its employees available to consult and discuss the analysis and determinations with Owner.

(c) Sufficient Capital to Acquire. Owner shall cause an Owner Party to acquire Proposed Projects meeting the Admission Requirements as long as the Lennar Parties have sufficient capital reserved for the use of the Lennar Parties for the acquisition of Proposed Projects (as Reserved Priority Amount, Reserved Deal Capital, or otherwise) pursuant to the Lennar Parties’ Capital Priority Right, as set forth in the Founder’s Rights Agreement (all such reserved capital for purposes of this Agreement, the “Lennar Reserved Capital”). Owner shall at all times be obligated to have available (or cause an Owner Party to have available) sufficient capital to finance all Proposed Projects meeting the Admission Requirements up to the then-current remaining amount of the Lennar Reserved Capital. Any failure to have available sufficient Lennar Reserved Capital to finance a Proposed Project meeting the Admission Requirements shall result in the remedies being paid to Lennar as set forth in the Founder’s Rights Agreement (without limiting any remedies that may be available to Lennar pursuant to this Agreement). In the event Lennar presents a Proposed Project meeting the Admission Requirements to Owner and the capital required to acquire such Proposed Project exceeds the remaining outstanding Lennar Reserved Capital at the time, Owner shall consider in good faith and may agree to acquire (but is not obligated to acquire) the Proposed Project using any capital that may be available to Owner at the time. There shall be no penalty for any rejection of a Proposed Project under the circumstances described in the immediately preceding sentence. If Owner agrees to acquire the Proposed Project(s) using any capital that may be available to Owner at the time, such amount of capital may qualify as Restored Lost Capital Amount or as Recycled Capital Amount and be subject to the terms and conditions of Lennar’s Capital Priority Right as set forth in the Founder’s Rights Agreement. For purposes of this Section 4(c) only, any capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Founder’s Rights Agreement.

(d) Proposed Project Reports. On and after the Effective Date, the Lennar Parties may from time to time present Owner with a proposed project report in the form described below with respect to any Properties (each such property, a “Proposed Project” and collectively the “Proposed Projects” and each such report, a “Proposed Project Report” and collectively the “Proposed Project Reports”). The Proposed Project Report shall include: (i) the purchase price of the Property to be paid by the applicable Owner Party (the “Owner Acquisition Price”), (ii) sums to be paid by the applicable Owner Party pursuant to the Budget attached to the applicable Construction Agreement (the “Contract Sum”), (iii) the Option Payment to be paid to such Owner Party by the applicable Lennar Party, and (iv) the sums to be paid to the applicable Owner Party as the Takedown Price (as defined in the Option Agreement) for the Lennar Party to acquire each Homesite under the Option Agreement; provided, however, that the Owner Acquisition Price to be paid by the applicable Owner Party for each Balance Sheet Property shall be equal to Lennar’s (or its subsidiary’s) book value (as confirmed in writing with email being sufficient) such that the Owner Parties’ acquisition of a Balance Sheet Property will not create an accounting loss or gain for any Lennar Party or Lennar Corporation, a Delaware corporation (“Parent”). The Takedown Price (as defined in the Option Agreement)for Homesites shall be the allocated portion of the Owner Acquisition Price and Contract Sum. for the applicable Property as set forth in the Proposed Project Report.

(e) Acquisition of Properties. During the Acquisition Period, Owner shall upon Lennar’s request cause an Owner Party to acquire all Proposed Projects meeting the Program Criteria (“Target Properties”). Properties not qualifying as a Target Property may be admitted into the Program upon the mutual approval of Lennar and Owner. The Parties acknowledge that there may be certain Properties where all of the Program Criteria have not been satisfied in all material respects or where there are other material unusual development risks (“Material Unresolved Issues”), such as, by way of example, significant discretionary permits/approvals that are not in place at the time of Owner’s review of the Property. In any such event, Lennar and Owner shall have the right (but not the obligation) to admit such Properties to the Program and Owner may condition such admission on the inclusion of provision requiring Lennar to repurchase the Property if the Material Unresolved Issues are not resolved on a timely basis, all as reasonably determined by the Owner.

(f) Confidentiality. Owner acknowledges and agrees that all documents, information, and materials provided to Owner concerning the Properties and/or the Lennar Parties’ operations and approval processes (including, without limitation, Proposed Project Reports, purchase and sale agreements, project proformas, financial projections, market studies, cost analysis, and other internal and third-party reports) (collectively, the “Confidential Documents and Information”) are proprietary and confidential. Owner agrees to treat all Confidential Documents and Information received from the Lennar Parties pursuant to this Agreement and/or any Program Document in a confidential manner at all times, and Owner shall use diligence not to disclose any such Confidential Documents and Information to any third parties, other than Owner’s directors, officers, partners, external managers and submanagers, affiliates, employees, accountants, attorneys, lenders, prospective lenders, investors, prospective investors and their investment advisors, investment bankers, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”), but only if such disclosure is reasonably required to allow Owner to evaluate and admit Properties for inclusion in the Program (such disclosure to be made subject to informing the recipient and having the recipient acknowledge in writing that it is subject to this confidentiality requirement). Notwithstanding the foregoing, Owner may disclose Confidential Documents and Information to the extent required by any applicable statute, law, regulation or governmental authority, judicial order, legal process or stock exchange listing requirements or in connection with any litigation that may arise in connection with the transactions contemplated by this Agreement, the Program Documents, and/or the Properties. Nothing shall be deemed to be a breach of the foregoing with respect to any information already in the possession of, or already known to Owner or any of its Representatives, information in the public domain at the time of disclosure, or which, after such disclosure, enters into the public domain through no fault of Owner, or information lawfully furnished or disclosed to the recipient party by a non-party to this Agreement without any known obligation of confidentiality. The provisions of this Section shall survive the expiration of the Acquisition Period and/or the termination of this Agreement.

5. Option Payment, Additional Deposit, and Rate.

(a) Applicable Terms. In the Option Agreement, the terms “Option Payment”, “Additional Deposit”, “Applicable Rate”, “Calculation Date”, “Maximum Rate”, “Minimum Rate”, “Pause Rate”, and “Person” shall have the meaning given in Schedule 1 attached hereto. Each Property shall have a separately calculated Applicable Rate and Pause Rate which shall be fixed and determined as of the “Calculation Date” and the Applicable Rate shall be set forth and confirmed in such Property’s Addendum.

6. Indemnity Procedures. With respect to each provision of the Program Documents that requires a party to indemnify, defend and/or hold harmless another party or person, the following provisions shall apply:

(a) Notice of Claim. The party seeking indemnification (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) notice of any claim, demand, suit, order, judgment, lien, liability, loss, damage, injury to person, property or natural resources, penalty, fine, cost or expense (a “Claim”) that is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which might give rise to liability on the part of the Indemnifying Party pursuant to any Program Document, which notice (the “Notice of Claim”) shall state (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof; provided that the failure to give such Notice of Claim shall not affect the rights of the Indemnified Party hereunder except to the extent (a) that the Indemnifying Party shall have suffered actual material damage by reason of such failure, or (b) such failure materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Claim.

(b) Assumption of the Defense. If the Indemnifying Party, within ten (10) business days after receiving the Notice of Claim (or such shorter period of time as is reasonable if there is a deadline for responding to the Claim), expressly acknowledges and assumes responsibility to defend the same (including under reservation of rights), then the Indemnifying Party shall have the right to undertake, by counsel of its own choosing (which counsel shall have no conflicts with the Indemnified Party), the defense of such Claim at the Indemnifying Party’s risk and expense.

(c) Defense of Claim. If the Indemnifying Party fails within ten (10) business days after receiving the Notice of Claim (or such shorter period of time as is reasonable if there is a deadline for responding to the Claim) to expressly acknowledge and assume responsibility for defending such Claim as described above, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. If the Indemnified Party undertakes the defense of a Claim, the Indemnifying Party shall pay to the Indemnified Party, on a current basis, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

(d) Settlement/Compromise/Cooperation. Anything herein to the contrary notwithstanding, (a) neither Party shall, without the other Party’s written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim in form and substance reasonably satisfactory to the Indemnified Party; (b) if a party hereto undertakes defense of such Claim in accordance with this Agreement (the “Defending Party”), the other party shall cooperate with the Defending Party and its counsel and representatives in connection therewith; and (c) the Defending Party shall have an obligation to keep the other parties reasonably informed of the status of the defense of such Claim and furnish the other parties with all non-privileged documents, instruments and information that the other parties shall reasonably request in connection therewith.

7. Guaranty. Concurrently with the execution of the Option Agreement and Construction Agreement, Parent shall execute a Payment and Performance Guaranty in the form attached hereto as Exhibit G (“Guaranty”).

8. Lennar Related Ventures; Program Transactions With Third Parties. On and after the Effective Date, Owner agrees, at Lennar’s request, to provide the Program to any residential home construction or real estate development company in the United States (x) in which Lennar or any affiliates has any amount of ownership interests or (y) with which Lennar or any affiliates has any contractual business relationship (each, a “Lennar Related Venture”); provided that (i) the Lennar Related Venture provides properties that meet the Program Criteria, (ii) the Lennar Related Venture agrees to substantially similar terms as set forth in the Program and the Program Documents; provided that (A) Lennar shall not be required to provide a “Guaranty” with respect to any such Program transaction with a Lennar Related Venture,; (B) such Lennar Related Venture properties will not be added to any Lennar Party Pools; and (C) such Lennar Related Venture properties may not be pooled with other Lennar Parties’ projects, (iii) Manager (as hereinafter defined) in its reasonable discretion determines that the Lennar Related Venture has an acceptable risk profile with respect to its creditworthiness (taking into account any proposed guarantors) such that Owner can adequately mitigate the credit risks of entering into the proposed Program transaction with the applicable Lennar Related Venture, and (iv) the Owner Parties have sufficient capital to acquire the properties consistent with Section 4(c) hereto. If a Lennar Related Venture wishes to enter into a Program transaction with Owner on terms materially different to the Program and the Program Documents, Manager may, in its discretion (but is under no obligation to) accept any such Program transaction, the terms of which will be negotiated on a case by case basis between Manager and the applicable Lennar Related Venture. Notwithstanding anything to the contrary herein, if Owner enters into a Program transaction (or any other transaction) with any Lennar Related Ventures, such transactions shall be entered into by subsidiaries of MPHL if and only if Lennar, in its sole discretion, consents to the same in writing. In no event shall properties subject to Program transactions with any Person that is not Lennar or a Lennar Related Venture be held by MPHL or any subsidiaries of MPHL. For the avoidance of doubt, if Lennar permits certain Lennar Related Ventures to participate in the Program through MPHL or subsidiaries of MPHL, Lennar will not be required to provide a “Guaranty” with respect to any such transaction with a Lennar Related Venture nor will the Lennar Related Venture be entitled to a lower Applicable Rate pursuant to any rights set forth in the Founder’s Rights Agreements.

9. Limitation on Damages; Waiver.

(a) Limitation of Damages. ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE OBLIGATIONS AND LIABILITIES OF LENNAR AND OWNER DO NOT CONSTITUTE THE OBLIGATIONS OF THE PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MEMBERS OR SHAREHOLDERS OF LENNAR AND OWNER OR THEIR RESPECTIVE CONSTITUENT SHAREHOLDERS, PARTNERS OR MEMBERS.

(b) Waiver. Excuse or waiver of the performance by the other Party (or their affiliates) of any obligation under this Agreement shall be effective only if evidenced by a written statement signed by the Party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Owner or Lennar of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10. Representations, Warranties and Covenants of Owner. Owner hereby makes the following representations, warranties and covenants to the Lennar Parties as of the Effective Date, which along with any other representations and warranties of Owner included in this Agreement, shall be deemed to be re-made upon the inclusion of each Property into the Program:

(a) Authority. Owner Parties have the full right, power and authority to enter into this Agreement, acquire Properties, and sell and convey the Homesites to Lennar as provided in this Agreement and the Program Documents. Owner Parties will have throughout the term of this Agreement the full right, power and authority to carry out their respective obligations under this Agreement and the Program Documents. No additional approvals, authorizations or consents are required under Owner Parties’ formation documents for Owner Parties to enter into this Agreement and the Program Documents. This Agreement constitutes the legal, valid and binding obligation of Owner and is enforceable in accordance with its terms against Owner, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

(b) Individual Authority. The person executing this Agreement and all documents related thereto on behalf of Owner Parties has and will have authority to do so.

(c) OFAC Representation. Each Owner Party is not a foreign person as such term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant to or thereunder. No Owner Party and none of their respective subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

11. Representations and Warranties of Lennar. Lennar hereby makes the following representations and warranties to Owner as of the Effective Date, which, along with any other representations and warranties of Lennar included in this Agreement, shall be deemed to be re-made upon the inclusion of each Property into the Program:

(a) Authority. Lennar has the full right, power and authority to enter into this Agreement. Subject to the Lennar Parties’ customary internal approval processes (including Green Folder Approval), the Lennar Parties have full right, power and authority to acquire Admitted Properties from the Owner Parties and the Lennar Parties will have throughout the term of this Agreement the full right, power and authority to carry out their respective obligations as provided in this Agreement and the Program Documents. No additional approvals, authorizations or consents are required under Lennar’s formation documents for Lennar to enter into this Agreement. This Agreement constitutes the legal, valid and binding obligation of Lennar and is enforceable in accordance with its terms against Lennar, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

(b) Individual Authority. The persons executing this Agreement and all documents related thereto on behalf of the Lennar Parties have and will have authority to do so.

(c) OFAC Representation. Each Lennar Party is not a foreign person as such term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant to or thereunder. None of the Lennar Parties nor any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are the subject of any Sanctions, or located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

12. Commissions. Except as may be provided in any Program Documents, each Party represents and warrants to the other that it and its related affiliates and subsidiaries have not employed (or otherwise caused to be incurred any compensation or reimbursement obligation to) any broker or finder in connection with the transactions contemplated by this Agreement or any Option Agreement or any Purchase Agreement pertaining to a Balance Sheet Property. Each Party shall indemnify, defend and hold harmless the other from all liability and expense arising from any claim by any broker, agent or finder for commissions, finder’s fees or similar charges, because of any act of such Party.

13. Dispute Resolution.

(a) Jurisdiction. The parties hereto agree that the Federal Courts of the United States sitting in the Southern District of the State of Florida and the courts of the State of Florida sitting in Miami-Dade County (and any court to which an appeal therefrom may be taken) (“Courts”), for purposes of all legal proceedings arising out of or relating to this Agreement, shall have exclusive jurisdiction of all legal actions arising out of this Agreement. By executing this Agreement, the Parties submit to the jurisdiction of the Courts and agree that the venue for any action related to this Agreement shall be in Miami-Dade County, Florida. Any Party may file a complaint with the Courts, and in no other court.

(b) Ancillary Remedies. Other than the express limitations on remedies set forth in this Agreement (including without limitation Section (c) hereof), nothing set forth herein shall preclude a party from seeking any ancillary judicial remedies (including filing a lis pendens or seeking specific performance if and when permitted by the express terms of this Agreement) from a court of competent jurisdiction without a jury.

(c) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, OWNER AND LENNAR EACH HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN LENNAR AND OWNER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY RELATIONSHIP BETWEEN LENNAR AND OWNER.

14. Miscellaneous.

(a) Notices. No notice, consent, approval or other communication provided for herein or given in connection herewith shall be validly given, made, delivered or served unless it is in writing and delivered personally, sent by overnight courier, or sent by email transmission (with an additional copy the next business day pursuant to any other method herein), to:

Owner:	Millrose Properties, Inc. c/o Kennedy Lewis Land and Residential Advisors, LLC [redacted] Attn: [redacted] Email: [redacted]

Lennar at:	U.S. HOME, LLC, Lennar Homes Holdings, LLC, and CalAtlantic Group, LLC [redacted] Attn: [redacted] Email: [redacted]

With copies to:	Deverich & Gillman LLP [redacted] Attention: [redacted] Email: [redacted]

or to such other addresses as any Party hereto may from time to time designate in writing and deliver in a like manner to the other Party and Escrow Agent. Notices, consents, approvals, and communications shall be deemed given and received upon the earlier of delivery to the respective addresses set forth above, if delivered personally or sent by overnight courier, or upon direct email transmission to the email addresses set forth above with receipt of such transmission prior to 6 P.M., California time.

(b) Interpretation. The captions of the Sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof. This Agreement is the result of negotiations between the Parties and, accordingly, shall not be construed for or against either Party regardless of which Party drafted this Agreement or any portion thereof.

(c) Successors and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the personal representatives, heirs, successors and assigns of Owner and Lennar. Lennar and Owner shall not have the right to assign, pledge, hypothecate, or encumber their respective interest hereunder without the prior written consent of the other Party, and any such assignment without consent shall be void ab initio. Notwithstanding anything herein to the contrary, Lennar may assign its rights and obligations hereunder without Owner’s consent to any of the following (an “Internal Transferee”): (i) any other Lennar Party including, without limitation, any wholly-owned direct or indirect subsidiary of Lennar Corporation, or (ii) in connection with a merger, consolidation, reorganization, and/or sale of all or substantially all of any Lennar Parties’ assets provided that Lennar shall promptly notify Owner of any such assignment.

(d) No Partnership, Third Person. The Parties do not intend and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Owner and Lennar. In no event shall Lennar be deemed to be an agent or representative of Owner and in no event shall Owner be deemed to be an agent or representative of Lennar. Except as expressly stated otherwise herein, no term or provision of this Agreement is intended to (or shall) be for the benefit of any person, firm, corporation or other entity not a Party hereto (including, without limitation, any broker), and no such Party shall have any right or cause of action hereunder.

(e) Entire Agreement. The Recitals of this Agreement shall be deemed to be part of this Agreement for all purposes. This Agreement, including the Recitals, and the documents and instruments expressly contemplated herein to be executed in connection herewith, constitute the entire agreement between the parties pertaining to the subject matter hereof. All prior agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein. No change or addition is to be made to this Agreement except by a written agreement executed by all of the parties.

(f) Incorporation of Exhibits. All exhibits and schedules attached to this Agreement are incorporated herein by this reference.

(g) Date of Performance. If the date of performance of any obligation or the last day of any time period provided for herein should fall on a day that is not a business day, then the obligation shall be due and owing, and the time period shall expire, on the first business day thereafter. Business days shall mean all days except Saturdays, Sundays and legal holidays on which banks in New York and/or Florida are not open for business. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed no later than 5:00 p.m., California Time, on the day performance is due.

(h) Time of the Essence. Time is of the essence of this Agreement.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to conflict of laws principles.

(j) No Third-Party Beneficiary. Lennar’s covenants set forth in this Agreement are solely for the benefit of Owner and shall be enforceable by no other person or entity.

(k) Counterparts. This Agreement shall be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement.

(l) Further Cooperation. Owner and Lennar agree to cooperate in good faith to take such actions and execute and deliver any other additional documents and instruments as, in their mutual and reasonable opinions, are reasonably necessary in order to carry out the intent and purpose of this Agreement. If any consents or approvals by a Party hereto are reasonably requested, the Party whose consent or approval is sought shall not unreasonably withhold, condition or delay its consent or approval. The provisions of this Section shall survive the expiration of the Acquisition Period and/or the termination of this Agreement.

15. Conflict In Terms. In the event of any conflict between the terms of this Agreement and the terms of any Program Documents, the terms of the Program Documents shall be controlling. In the event of any conflict between the terms of (a) this Agreement and/or the Program Documents, and (b) the Founder’s Rights Agreement, the terms of the Founder’s Rights Agreement shall be controlling.

16. Default; Notice and Cure. No Party shall be in default of (or breach under) this Agreement unless it fails to perform in any material respects any of its obligations hereunder and such failure continues for a period of at least thirty (30) days after the delivery of written notice thereof by the other Party. Nothing herein shall limit any party’s rights and remedies under the Contribution Agreement, Founder’s Rights Agreement and/or Program Documents. All such rights and remedies shall be cumulative.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

LENNAR:

U.S. HOME, LLC, a Delaware limited liability company

By:
Name:
Title:

Lennar Homes Holdings, LLC, a Delaware limited liability company

By:
Name:
Title:

CalAtlantic Group, LLC, a Delaware limited liability company

By:
Name:
Title:

OWNER:

MILLROSE PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

SCHEDULE 1

Additional Definitions and Agreement Terms

For purposes of this Agreement, the following additional definitions and provisions shall apply.

For the Initial Properties (including the Supplemental Transferred Assets), the “Applicable Rate” means and refers to the fixed rate of eight and one-half percent (8.5%) per annum, calculated based upon a 360 day year. For future Properties admitted into the Program that are not Initial Properties, the “Applicable Rate” means and refers to a rate that will be determined and fixed for each Property on the Calculation Date (as defined below), that is equal to the sum of (a) the Risk Spread, (b) a spread of 4.00% and (c) the Rating Adjustment; provided, however, that if the Applicable Rate calculated as described above for future Properties shall not exceed the Maximum Rate and shall not be less than the Minimum Rate. If any index used in determining the Applicable Rate is no longer applicable or available, the parties agree to cooperate and act reasonably in selecting a replacement index.

Once determined, the Applicable Rate for future Properties shall be subject to further adjustment as provided in the Founder’s Rights Agreement.

“Additional Deposit” shall have the meaning set forth in the Option Agreement.

“Calculation Date” refers to the first business day of each calendar month. On each Calculation Date, Owner shall determine the Applicable Rate and such Applicable Rate shall apply to all Properties acquired by the Owner Parties in such calendar month.

“Maximum Rate” is 10%.

“Minimum Rate” is 7%.

“Option Payment” is in an amount equal to five percent (5%) of the sum of (i) the acquisition price to be paid by the Owner Party for the Property (i.e., the Property Acquisition Cost set forth in the applicable Option Agreement), and (ii) the development costs reflected as the Contract Sum in the Construction Agreement.

“Pause Rate” means and refers to the fixed rate equal to 50% of the Applicable Rate for the applicable Property.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Rating Adjustment” means (i) 0% if Parent’s credit rating is equal to Baa1, Baa2 or Baa3 by Moody’s Investor Services, Inc. (“Moody’s”), BBB+, BBB or BBB- by S&P Global Ratings (“S&P”) or BBB+, BBB or BBB- by Fitch Ratings, Inc. (“Fitch”) for a minimum of two out of three of Moody’s, S&P and Fitch (collectively, the “Rating Agencies”), (ii) a decrease of 0.5% if Parent’s credit rating is upgraded to A3 by Moody’s, A- by S&P or A- by Fitch by a minimum of two out of three Rating Agencies, with such Rating Adjustment to be further decreased by 0.25% for each incremental upgrade above A3 or A-, as applicable, by a minimum of two out of three Rating Agencies or (iii) an increase of 1.0% if Parent’s credit rating is downgraded to Ba1 by Moody’s, BB by S&P or BB by Fitch by a minimum of two out of three Rating Agencies, with such Rating Adjustment to be further increased by 0.25% for each incremental downgrade below Ba1 or BB, as applicable, by a minimum of two out of three Rating Agencies.

“Risk Spread” means the Bloomberg US Composite BBB BVAL Yield Curve 3-year Index rate available on Bloomberg Screen BVABDB03 (or any successor page) at approximately 4:00 p.m., New York City time, on the business day immediately preceding the Calculation Date for the applicable Property.

EXHIBIT A

LIST OF INITIAL PROPERTIES AND POOLS

EXHIBIT A

EXHIBIT B

FORM OF MASTER OPTION AGREEMENT

EXHIBIT B

EXHIBIT C

FORM OF MASTER CONSTRUCTION AGREEMENT

EXHIBIT C

EXHIBIT D

FORM OF MULTIPARTY CROSS AGREEMENT

EXHIBIT D

EXHIBIT E

FORM FEE BUILDER AGREEMENT

FEE BUILDER AGREEMENT

THIS FEE BUILDER AGREEMENT (“Agreement”) is made as of    , 202  (“Agreement Date”), by and between [Lennar entity], a          [Contractor’s License No.    ] (“Builder”) and [Owner entity], a          (“Owner”).

R E C I T A L S

A. As part of a HOPP’R program transaction with Builder (“Program Transaction”), Owner is the owner of the Land which designed for development into approximately [  ] Residences and other improvements constituting the Project.

B. Builder is experienced in the design, planning, development, construction, marketing and sale of residential projects similar to the Project.

C. Owner desires to hire Builder to develop the Project, construct and market the Residences and assume the responsibility of interfacing with homebuyers and performing warranty repairs of the Residences, all as more particularly described below.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Applicable Law. “Applicable Law” shall mean the laws, statutes, rules, regulations, ordinances or restrictions applicable to the various obligations Builder has agreed to perform under this Agreement.

Applicable Market. “Applicable Market” shall mean the residential market in the same geographic area as the Land in which Builder builds and sells residential projects for its own account.

Budget Information. “Budget Information” shall mean Builder’s then current budgeting and cost information for the construction of the Residences, all as reflected in Builder’s internal cost accounting system, including the monthly Sales and Marketing Fee and monthly Overhead Fee. As various costs change, Builder may update the Budget Information from time to time. Builder makes no representation regarding the Budget Information and Owner shall bear the risk that the actual costs and expenses exceed the estimated/budgeted costs.

Builder Improvements. “Builder Improvements” shall mean those improvements described on Exhibit “A” attached hereto, including Residences and other improvements both on or off the Land, as the case may be, to be constructed or installed by Builder under this Agreement in accordance with approved plans, permits and Applicable Law. Under no circumstances shall Builder Improvements include remediation of any Hazardous Materials.

Builder Representatives. “Builder Representatives” shall mean Builder’s Contractors and Consultants, and each of their respective employees and agents.

Construction Work. “Construction Work” shall mean all work performed by or on behalf of Builder to construct or install the Builder Improvements. All such Construction Work shall be performed in substantial accordance with plans approved by the public agency with jurisdiction and Applicable Law.

Consultant. “Consultant” shall mean a person or entity that has a direct contract with Builder to perform architectural, design, engineering, entitlement or other consulting services for the Project.

Contractor. “Contractor” shall mean a person or entity (other than a Consultant but including other subcontractors) that has a direct contract with Builder to perform any of the Work (including providing any labor, materials, equipment, supplies and services of any nature) for the Project.

Customer/Warranty Work. “Customer/Warranty Work” shall mean Builder’s performance of the Customer Service and Warranty Service consistent with what Builder does for residential projects for its own account, all as determined by Builder in its sole discretion.

Customer Service. “Customer Service” shall mean the post-sale services provided by Builder under Section 8.1 of this Agreement.

Hazardous Materials. “Hazardous Materials” shall mean all materials or substances which are regulated by, or which may form the basis of liability under, any environmental law, including without limitation all substances identified under any environmental law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material or toxic substance, or petroleum or petroleum-derived substance or waste.

HOA. “HOA” shall mean a homeowners’ association for some or all of the Residences and Project common area, if applicable.

Homebuyer Warranty. “Homebuyer Warranty” shall mean the written warranty, if any, provided by Builder to homebuyers of Residences.

Land. “Land” shall mean that certain real property more particularly described on Exhibit “B” attached hereto.

Management Fee. “Management Fee” shall mean the fee payable to Builder by Owner in accordance with Section 9.2 below.

Marketing and Sales Work. “Marketing and Sales Work” shall mean the work consistent with what Builder does for residential projects for its own account to design, furnish and operate the Residence models and Sales Office, and otherwise market and sell Residences within the Project.

Master Option Agreement. “Master Option Agreement” refers to that certain Master Option Agreement dated as of [●], 2025, by and between Millrose Properties, Inc., a Maryland corporation, MILLROSE PROPERTIES HOLDINGS, LLC., a Delaware limited liability company and U.S. Home, LLC, a Delaware limited liability company, Lennar Homes Holdings, LLC, a Delaware limited liability company, and CalAtlantic Group, LLC, a Delaware limited liability company.

Overhead Fee. “Overhead Fee” shall mean the monthly amount Owner pays to Builder for Builder’s division and corporate overhead with respect to the Project.1

Owner Indemnitees. “Owner Indemnitees” shall mean Owner, its shareholders, partners, members, officers, directors, and employees.

Owner Development Documents. “Owner Development Documents” collectively, and each individually an “Owner Development Document” refers to any documents, instruments, agreements, consents, approvals, applications, maps, plats, plans, easements, conveyances, dedications and requests related to the Work, approved by Builder, and required to be provided or executed by the fee title owner of the Property.

Project. “Project” shall mean the residential development intended to be constructed on the Land as described in Recital A, including the Residences and other Builder Improvements to be constructed by Builder as contemplated in this Agreement.

[1]

The monthly Overhead Fee will be calculated by taking the nominal dollars for such cost categories (including corporate overhead charges and G&A divisional burden) in Builder’s original project underwriting and dividing such amount by the original duration.

Exhibit E - 2

Project Budget. “Project Budget” shall mean the budget for Builder’s construction, marketing, sale and after-sale customer service and warranty service for the Project, a copy of which is attached as Exhibit “C” hereto, as such budget may hereinafter be updated or amended.2

Project Engineer. “Project Engineer” refers to [   ].

Reimbursable Costs. “Reimbursable Costs” shall mean those costs and expenses incurred by Builder in performing the Work as more particularly described on Exhibit “D” attached hereto.

Residence. “Residence” shall mean one or more of the following types of residential improvement planned for the Land:

(a) If a condominium plan or condominium plans has been filed of record against all or a portion of the Land, “Residence” shall mean an estate in real property as defined in [state specific provision(s) to be added] or any similar statute hereinafter enacted consisting of an undivided interest in all or a portion of the Land together with, where applicable, a separate interest in space in a condominium unit, as shown on such plan(s); or

(b) For portions of the Land not subject to a condominium plan or plans, “Residence” shall mean and refer to a residential lot together with the single-family dwelling unit constructed thereon; or

(c) “Residence” shall also mean and refer to an individual interest in a stock cooperative or in a community apartment project.

Sales and Marketing Fee. “Sales and Marketing Fee” shall mean a fee payable to Builder for Builder’s efforts to market and sell the Residences to members of the homebuying public.3

Sales Price. “Sales Price” shall mean the gross revenue charged by Builder for the sale of a Residence to a homebuyer, which amount is subject to Owner’s commercially reasonable approval.

Sales Terms. “Sales Terms” shall have the meaning set forth in Section    below.

State. “State” shall mean the state in which the Land is located.

Warranty Service. “Warranty Service” shall mean the provided by Builder to Residence owners under Section    of this Agreement.

Work. “Work” shall mean the Construction Work, the Marketing and Sales Work and the Customer/Warranty Work.

ARTICLE II

Land

2.1 Land. This Agreement sets forth the rights and obligations of Owner and Builder concerning the Land, the construction of the Builder Improvements, and the marketing, sale and post-sale servicing of the Residences. [Modify as necessary to describe and clarify any mapping/condo issues]

[2]	Model construction and operating costs will be in included in the Project Budget as Reimbursable Costs and not included in the calculation of the Sales and Marketing Fee.
[3]

The monthly Marketing Fee will be calculated by taking the nominal dollars for sales and marketing cost categories in Builder’s original project underwriting (excluding model costs) and dividing such amount by the original duration.

Exhibit E - 3

ARTICLE III

Engagement; Performance of Work

3.1 Engagement. Subject to the terms and conditions set forth in this Agreement, Owner hereby engages Builder, and Builder accepts such engagement and agrees to use Builder’s commercially reasonable efforts, to: (a) construct the Builder

Improvements pursuant to plans approved by the governmental agency with jurisdiction, (b) market and sell the Residences, (c) perform the Customer Service Work, (d) perform the Warranty Work and (e) perform additional obligations that Owner requests Builder to perform and Builder agrees in its sole discretion to perform, as documented by a written amendment to this Agreement executed by Owner and Builder.

3.2 Permits and Licenses.

(a) General Contractor’s License. Builder acknowledges that Builder will act as Owner’s general contractor for purposes of constructing the Builder Improvements. Builder’s general contractor’s license, if applicable, is set forth after Builder’s name in the first paragraph of this Agreement. [additional State specific provisions and requirements to be added, if any] Builder agrees to maintain such general contractor’s license in full force and effect and in good standing during the entire term of this Agreement. In addition, all Contractors are required by California law to be licensed and are regulated by the Contractor’s State License Board.

(b) Real Estate Broker’s License. Builder acknowledges that Builder will act as Owner’s broker for purposes of marketing and selling the Residences as contemplated in this Agreement. If applicable, Builder’s State real estate broker’s license is set forth beneath Builder’s signature on the last page of the body of this Agreement. [applicable additional State specific provisions and requirements to be added, if any] Builder agrees to maintain such State real estate broker’s license in full force and effect and in good standing during the entire term of this Agreement. In addition, to the extent required by the State, all real estate sales personnel working for Builder must be properly licensed in the State and supervised.

(c) General Business License. Builder agrees to maintain such other general business licenses as may be required to perform the Work in full force and effect and in good standing during the entire term of this Agreement.

(d)  Licensing. The parties acknowledge that Work and services to be provided and/or performed under this Agreement may be subject to state and federal licensing laws and requirements including without limitation those applicable to contractors, brokers, and/or sales agents (the “Licensing Requirements”). Any and all such Work or services requiring a license shall be deemed “Licensed Work.” “Applicable Licensed Party” shall mean Builder or, where applicable, an affiliate of Builder, holding the requisite license or licenses in the State in which the Project is located. All Licensed Work shall be performed (or caused to be performed) by the Applicable Licensed Party. Only the Applicable Licensed Party shall be obligated to perform the applicable License Work. All references in this Agreement or the documents executed in connection herewith permitting or requiring the performance of Licensed Work shall be interpreted as requiring such Licensed Work to be performed only by the Applicable Licensed Party (and not any other party). The parties agree to execute such additional assurances, documents or confirmations, each in form and substance reasonably acceptable to such party, as are required for Owner, Builder, any other Applicable Licensed Party to comply with the Licensing Requirements. Notwithstanding the foregoing, if Builder is unable to secure a necessary license because Builder is not the Owner of the land or for any reason beyond Builder’s direct control, then the parties shall cooperate to seek an alternative at no cost to Builder. Builder shall be entitled to terminate this Agreement if it is unable to obtain a necessary license and the parties cannot find such an alternative. The terms and conditions of this section shall survive the termination of this Agreement for all purposes.

ARTICLE IV

Condition of the Land/Accept Land “AS IS”

4.1 Condition of Land; No Representations by Owner.

(a) Condition of Land. Builder is familiar with the condition of the Land and has made or will make such independent investigations as Builder deems necessary or appropriate concerning the condition of the Land and the development, construction, marketing and sale of Residences and Applicable Law.

(b) No Owner Representations. Builder is relying and will rely solely upon its own inspection, investigation, analyses and knowledge of the condition of the Land and is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Owner, whether oral or written, express or implied, of any nature whatsoever regarding any such matters.

4.2 Accept Land “AS IS”. At the time that Builder commences any Construction Work on the Land, Builder accepts the Land in “as-is, where is” condition, with all defects, whether latent or patent. Builder acknowledges that Owner has not made any representation or warranty with respect to the condition of the Land or its suitability for the Construction Work. To the maximum extent permitted by law, Builder hereby waives, releases and discharges Owner and the other Owner Indemnitees from any and all claims, damages, liabilities, actions, liens, losses, causes of action, demands, penalties, costs or expenses arising from, related to, or in connection with the condition of the Land, including without limitation any defects therein, latent or patent.

Exhibit E - 4

Builder understands that it may later discover facts in addition to or different from the facts it now believes to be true and that it may later discover claims it does not now suspect. The parties intend for this release to operate as a final and irrevocable release of all of Builder’s claims, if any, related to the condition of the Land and accordingly agree that this release may not be terminated or rescinded because of any later discovery by Builder of different or additional facts or any unknown or unsuspected past claim. [add state specific waivers, if any]

4.3 Specific Disclosures by Owner. Specific disclosures about the Land, if any, are set forth on Exhibit “E” attached hereto.

4.4 Builder’s Disclosures to Homebuyers. Builder agrees to cause disclosure of all matters concerning the Land, Project and Residences that Builder determines are necessary or desirable in the Final Subdivision Public Reports [state specific provision(s) to be added] for the Project obtained by Builder or such other disclosure forms as may be permitted or required by law. In addition, Builder shall cause each Homebuyer to sign, prior to the execution of a purchase agreement for a Residence, a disclosure notice for such matters, if any, as may be requested by Owner from time to time, and in such form provided to Builder by Owner from time to time. Notwithstanding anything to the contrary in the foregoing, Builder acknowledges and agrees that Builder shall be solely responsible for providing all disclosures and information to the Homebuyers required by Applicable Law.

ARTICLE V

Residence Product Type

5.1 Product Type. Generally, the specifications for Residences shall conform to Builder’s existing product types/offerings for the Land, including when applicable the “everything included” and/or “next gen” offerings. Any changes proposed by Owner to the pre-existing product type or spec levels for Residences shall be subject to Builder’s approval; provided that if the changes proposed by Owner are consistent with other residence product types Builder constructs in the Applicable Market, Builder’s approval shall not be unreasonably withheld. Owner shall pay all costs and expenses arising from any such Owner initiated changes (e.g., costs of modifying architectural plans).

ARTICLE VI

Construction Process

6.1 In General. Builder may select all of its suppliers, Contractors, and consultants it deems necessary or desirable to perform the Construction Work. Builder shall engage in bidding and contracting with such suppliers, Contractors and consultants consistent with its standard bidding and contracting practices for residences it constructs for its own account.

6.2 Construction in Phases. Builder shall construct the Residences in phases consistent with its customary practice in the Applicable Market, taking into account the specific construction logistics applicable to the Land including any applicable requirements of all governing and regulatory agencies with jurisdiction (each a “Phase”) [Add State specific references, as applicable]. Builder shall also build other Builder Improvements when and as Builder would build them in a residential project similar to the Project that Builder builds for its own account.

6.3 Project Schedule. Builder shall provide a proposed schedule for construction of Builder Improvements and marketing and sale of the Residences for Owner’s reasonable approval. If Owner objects to Builder’s proposed schedule, Owner shall provide an alternate schedule for Builder’s reasonable approval. The parties shall continue to exchange proposed schedules until there is a mutually approved schedule (the “Approved Schedule”). Builder makes no representation regarding the timelines and deadlines in the Approved Schedule. Owner shall bear the risk of Project delays and Builder shall have no liability with respect thereto. Upon either parties request, the Approved Schedule may be further updated, subject to the other parties’ reasonable approval.

6.4 Project Budget Updates. From time to time, Builder may update the Budget Information and/or Project Budget as actual costs are incurred or projected. From time to time, Owner may request that Builder provide updated Budget Information and/or an updated Project Budget. Builder makes no representation regarding the Budget Information and/or Project Budget and Owner shall bear the risk that the actual costs and expenses exceed the estimated/budgeted costs.

6.5 No Liens. Builder shall indemnify, defend and hold harmless each of the Owner Indemnitees from and against mechanic’s liens or claims served on Owner or recorded against the Land that arise out of performance of the Construction Work by Builder or the Builder’s Representatives. Builder shall pay or cause to be paid all of such liens or claims before any action is brought to enforce the same against the Land but, except to the extent caused by the gross negligence or willful misconduct of Builder or Builder’s Representatives or any breach by Builder of its obligations, representations or

Exhibit E - 5

warranties under this Agreement, the cost of resolving such liens or claims shall be a Reimbursable Cost. However, Builder shall pay, not as a Reimbursable Cost any such lien or claim arising out of the gross negligence or willful misconduct of Builder or Builder Representatives or any breach by Builder of its obligations, representations or warranties under this Agreement. However, notwithstanding the foregoing, if Builder in good faith contests the validity of such lien or claim for which Builder must pay without reimbursement, then Builder may contest same so long as Builder shall, at its expense, and not as a Reimbursable Cost, (i) procure and record or furnish to Owner a surety bond or other acceptable security satisfactory to Owner in an amount at least equal to such contested lien or claim indemnifying the Owner Indemnitees against liability for the same, and holding the Land free from the effect of any lien, claim or demand and (ii) defend the Owner Indemnitees and the Land against the same and pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against any Owner Indemnitee or the Land, all of which shall be paid by Builder and not as a Reimbursable Cost.

6.6 Owner Cooperation. Within five (5) business days of the written request of Builder, Owner will cooperate with Builder and expeditiously execute and deliver (and where applicable acknowledge) all Owner Development Documents.

6.7 Force Majeure. If the Work is prevented or delayed by reason of acts of God, casualty, insurrection, strikes, war, terrorism, lockouts, pandemic, supply chain delays, governmental order (including health orders), labor disputes, governmental delay, pandemic, adverse weather conditions or any other causes, acts, or occurrences beyond Builder’s control (any of the foregoing being a “Force Majeure Event”), then in any such event Builder’s performance shall be excused for the period of the Force Majeure Event and Builder shall be permitted to extend the applicable time(s) for performance and extend any impacted timelines/deadlines in the Approved Schedule.

ARTICLE VII

Marketing and Sale of Residences

7.1 Marketing of Residences. Builder shall provide marketing services for the Residences consistent with its marketing practices for homes constructed for its own account in the Applicable Market. Marketing services shall include, as determined by Builder in its discretion, maintaining a model home complex and sales office and a marketing and merchandising program for the sale of the Residences.

7.2 Sale of Residences. To the maximum extent permitted by Applicable Law and any applicable Licensing Requirements, Builder (rather than Owner) will contract with all homebuyers for the sale of Residences. Within five (5) business days of Builder’s request, Owner will transfer to Builder any and all Residence and common area lots on the Land necessary or convenient to facilitate Builder’s sale of Residences and/or the construction of other Builder Improvements, if any. In connection with any such conveyances, Owner shall be entitled to reserve easements and other similar rights for the benefit of any portion of the Land still owned by Owner. For avoidance of doubt, the provisions and obligations under this Section shall survive any termination of this Agreement.

7.3 Sales Terms. Owner shall be entitled to determine, in its commercially reasonable discretion, the Sales Price and any related incentives offered to homebuyers (“Sales Terms”). Upon Builder’s request from time to time, Owner shall provide Builder with the pre-approved Sales Terms. Upon receipt thereof, Builder shall be authorized to enter into homebuyer contracts utilizing such approved Sales Terms.

7.4 Closing of Residence Sales. Builder shall have the right to close Residence sales through CalAtlantic/Lennar Title or another title company designated by Builder and approved by Owner, which approval shall not be withheld unless the services and cost of such other title company are materially less favorable than national escrow/title company competitors. In connection therewith, Builder and Owner will deliver joint escrow instructions to the escrow holder, pursuant to which in connection with all homebuyer Residence closings: (a) Builder will receive payment of Reimbursable Costs, Management Fee, Sales and Marketing Fee, Overhead Fee, and other amounts payable by Owner to Builder and (b) Owner will receive the remaining net proceeds of such sale. The foregoing escrow payments may, in some cases, be made on an estimated basis and in any event are subject to true-up as provided below.

7.5 Sales and Expense Reports. Commencing the first Residence sale and, thereafter, on a quarterly basis until all Residences are sold, Builder shall prepare and deliver to Owner a final sales and expense report for all Residences sold prior to such reporting date, including the cumulative total of all Reimbursable Costs and other amounts payable by Owner. Within ten (10) business days after Builder’s delivery of such report to Owner, Owner or Builder (as applicable) shall make the payment necessary to true-up Owner’s cumulative payments made to Builder to the actual amounts Owner then owes to Builder.

Exhibit E - 6

ARTICLE VIII

Customer Service and Warranty Service

Builder shall perform the Customer Service and Warranty Service described below for the Project.

8.1 Customer Service. Builder shall coordinate with the Contractors to respond to post-sale requests by Residence homebuyers for customer service during the 1-year “fit and finish” period described in [   ]. (“Customer Service”). [state or project specific provision(s) to be added]

8.2 Warranty Service. Builder shall coordinate with the Contractors to respond to requests for warranty repairs by Residence owners under any Homebuyer Warranty (“Warranty Service”).

8.3 Service Program. Builder shall perform such Customer Service and Warranty Service consistent with the respective services it provides for residential projects it builds and sells for its own account in the Applicable Market including without limitation: (a) accepting telephone calls and electronic or written correspondence from homebuyers regarding requests for Customer Service and/or Warranty Service and (b) having a customer service representative respond timely to such communications.

ARTICLE IX

Compensation to Builder

9.1 Construction at Cost. Owner shall pay Builder the costs and expenses incurred by Builder to construct the Builder Improvements, subject to certain deemed cost allocations further described below (each a “Reimbursable Cost” and collectively the “Reimbursable Costs”); provided, however, that Reimbursable Costs will not include: (a) costs which are in the original site development budget for the Program Transaction and/or (b) costs arising from the gross negligence or willful misconduct of Builder or the Builder Representatives.

9.2 Payment of Fees. In consideration of Builder’s performance of this Agreement, Owner shall pay Builder the following fees (“Fees”)”

(a) Management Fee. A construction management fee in an amount equal to twenty percent (20%) of Reimbursable Costs (excluding the Overhead Fee and Sales and Marketing Fee) which amount shall be payable monthly (the “Management Fee”).

(b) Sales and Marketing Fee. A sales and marketing fee (“Sales and Marketing Fee”) for Builder’s Marketing and Sales Work.

(c) Overhead Fee. An overhead fee (“Overhead Fee”) for Builder’s division and corporate overhead with respect to the Project.

9.3 Payment Monthly. Owner shall pay Builder the Reimbursable Costs, the Management Fee, the Sales and Marketing Fee and the Overhead Fee on a monthly basis (each, a “Monthly Payment” and collectively, the “Monthly Payments”) within five (5) business days after Builder’s submission to Owner of a customary application for payment accompanied by customary lien releases from major Contractors which performed the Construction Work covered by Builder’s application for payment request.

9.4 Land Carrying Costs. Owner shall pay for all carrying costs and expenses (such as property taxes) related to owning the Land and, if paid by Builder, such amounts shall be reimbursed by Owner as a Reimbursable Cost.

ARTICLE X

Insurance and Indemnity

10.1 Insurance. Builder will insure Owner (as an additional insured) and the Project under its then-current general liability insurance and builder’s risk insurance program for the State in which the Land is located, if any. Owner acknowledges that Builder’s insurance program may change from time to time and that Builder’s obligation under this Agreement is to provide the same general liability and builder’s risk insurance coverage to the Project as Builder customarily provides to other residential projects in the Applicable Market that that Builder develops and sells for its own account, if any.

Exhibit E - 7

10.2 Indemnity. Builder shall indemnify, defend and hold harmless each of the Owner Indemnitees from and against third party claims, costs, expenses and liabilities (individually, a “Claim” and collectively, “Claims”) arising from Builder’s construction and sale of a Residence or Builder’s default under this Agreement. Notwithstanding the foregoing, Builder’s indemnity obligations under this Section shall not apply to a Claim to the extent arising from a material default under this Agreement by Owner and/or the gross negligence or willful misconduct of an Owner Indemnitee. The obligations of Builder under this Section create an independent duty on the part of Builder to defend at Builder’s expense by counsel reasonably satisfactory to Owner and to indemnify Owner and the other Owner Indemnitees as provided above.

ARTICLE XI

Right to Terminate

11.1 Termination by Owner. Owner shall have the right, upon thirty (30) days’ notice to Builder, to terminate work on Builder Improvements for convenience (an “Owner Termination”). In any such event, Builder shall have the right (but not the obligation) to complete the construction and/or sale of any and all Residences in any Phase in which construction has previously commenced along with the construction of other Builder Improvements necessary to sell such Residences and/or the right to remove any partially constructed Residences. Owner shall pay all Reimbursable Costs for those Builder Improvements so completed by Builder. However, upon receipt of an Owner Termination notice, Builder shall not commence vertical construction of Residences in any new Phase in which construction has not previously commenced.

11.2 Termination by Builder. In the event of an Owner material default (after expiration of notice and cure period) or the occurrence of an Impasse (as defined below) or the occurrence of a “Dispute” or “Conveyance Default” under the Master Option Agreement, Builder shall have the right to terminate this Agreement (a “Builder Termination”), in which case Builder shall have the right (but not the obligation) to complete the construction and/or sale of any and all Residences in any Phase in which construction has previously commenced along with the construction of other Builder Improvements necessary to sell such Residences and/or the right to remove any partially constructed Residences.

11.3 Impasse. Owner acknowledges and agrees that Builder shall have sole discretion as to the manner and standards of performing the Work including, without limitation all matters related to construction of the Residences (the “Construction Methods and Standards”). In the event of any material disagreement under this Agreement, including without limitation regarding the Construction Methods and Standards, then Builder shall be entitled, in its sole discretion, to declare an impasse (an “Impasse”). Builder may stop all Work during the pendency of any such Impasse. Builder and Owner shall meet and confer in good faith concerning any such Impasse. If the Impasse is not resolved to Builder’s satisfaction (in its sole discretion) within ten (10) business days, then thereafter Builder may, upon written notice to Owner cause a Builder Termination.

11.4 Owner’s Continuing Payments. In the event of an Owner Termination or Builder Termination, Owner shall (a) continue to pay Builder for all Reimbursable Costs and the Management Fee; (b) reimburse Builder, as part of the Reimbursable Costs, for all costs related to such termination including any demobilization costs, subcontractor termination fees or penalties, and the costs of unused materials; and (c) continue to pay Builder the Reimbursable Costs and Management Fee for the period through and including the sale of all Production Homes for which framing has commenced, all calculated based upon the most recent sales value for Homebuyer Closings. In addition, Owner shall replace all bonds previously posted by Builder in connection with the undeveloped lots and Builder shall have the right to specifically enforce Owner’s surviving obligations under this Agreement (including the obligation to convey Residences to Builder as contemplated herein).

ARTICLE XII

Default and Remedies

12.1 Default. The occurrence of any of the shall be a material default hereunder:

(a) For any amount owing and unpaid hereunder by one party to another, the failure to pay such amount within ten (10) days after written notice from the party due such payment.

(b) For a failure by either party to perform any other act required hereby or to refrain from performing an act prohibited hereby if the failing party does not cure such failure within thirty (30) days after written notice from the other party.

Exhibit E - 8

(c) A party admits in writing its inability to pay its debts when due, or shall make an assignment for the benefit of creditors; or shall apply for or consent to the appointment of any receiver, trustee or similar officer for it, or for all or any substantial part of its property; or such party shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceedings relating to it, or under the laws of any jurisdiction; or

(d) A receiver, trustee or similar officer shall be appointed for a party or for all or any substantial part of its property without the application or consent of the other party, and such appointment shall continue undischarged for a period of thirty (30) days; or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against such party and shall remain undismissed for a period of forty-five (45) days.

12.2 Remedies. In the event of a material default hereunder by one party, the other party shall have the following remedies:

(a) Bring an action for damages for breach of contract; or

(b) (b) Pursue any other legal remedy under this Agreement or as may be allowed at law or in equity; provided, however, that (i) each party hereby expressly waives the right to seek or recover any indirect, consequential, exemplary, or punitive damages under (or in connection with) this Agreement; and (ii) the foregoing limitation on the recovery of damages shall not limit any Party’s rights or remedies under the other agreements between the parties.

ARTICLE XIII

Miscellaneous Provisions

13.1 Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by the parties, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted.

13.2 Notices. All notices or other communications provided for or permitted hereunder shall be made in writing by hand-delivery, commercial overnight delivery service, pre-paid certified mail, return receipt requested or email:

Owner at:

Attn:
Phone:
Email:

With a copy to:

Attn:
Phone:
Email:

Builder at:

Attn:
Phone:
Email:

With a copy to:

Attn:
Phone:
Email:

Exhibit E - 9

All such notices or other communications shall be deemed to have been given as follows: if given by hand delivery or commercial delivery service, upon delivery; if given by certified mail, three (3) business days following deposit in the United States Postal Service; or if given by email, upon the earlier of: (i) the date the recipient actually received and read the notice as evidenced by the recipient’s (non-automatic) reply to such notice or other competent evidence of actual receipt, or (ii) the deemed given date of duplicate notice given by the sender by any mode of transmission allowed above other than email. Notice to a party shall not be effective unless and until each required copy of such notice is given. The inability to deliver a notice because of a changed address of which no notice was given, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. However, notwithstanding the foregoing, an inoperative or incorrect email address shall not have a deemed receipt effect. Any notice to be given by any party hereto may be given by legal counsel for such party. Any party may from time to time, by written notice to the other, designate a different address which shall be substituted for that specified above.

13.3 Captions and Headings. The captions and headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.4 Time of Essence. Except as otherwise provided herein, time is of the essence with respect to all provisions of this Agreement in which a definite time for performance is specified; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefit of any grace period provided for in this Agreement.

13.5 Governing Law; Interpretation. This Agreement shall be governed by and construed in accordance with the internal laws of the State in which the Project is located applicable to agreements made and to be performed within the state. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law [state specific provision(s) to be added, if applicable] or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

13.6 Order of Reference.4 The parties hereto agree that the State Courts located in ____________ County, California (“Court”) shall have exclusive jurisdiction over any action or proceeding brought to enforce or interpret any provision of this Agreement or otherwise arising out of the transaction described herein (“Action”), and the parties hereby consent to the exercise of personal jurisdiction over them by the Court for purposes of resolving the Action. Any party may file a complaint with the Court, and in no other court. However, upon the filing of the complaint, the filing party shall file therewith an application for an order for general judicial reference pursuant to California Code of Civil Procedure Sections 638, et seq. The parties shall cooperate in stipulating to the granting of the application. The application shall request a referral to a retired judge or justice from the [      ] County panel members of JAMS. The parties shall stipulate as to the specific judge or justice within five (5) business days after service of the complaint, and the filing party shall amend the application to include said referee. If either party refuses to so stipulate to judicial reference or a to specific referee within the five (5) business days after service of the complaint, the other party may move for said order and appointment by the Court. The referee shall try all of the issues including all pre-trial and post-trial hearings, motions and matters of any kind whether of fact or of law and report a statement of decision thereon which shall stand as a decision of the Court. The referee shall have all the powers of a regular sitting Superior Court judge including without limitation the power to impose sanctions and to hold in contempt, and to hear post-hearing motions. Discovery shall be permitted in accordance with law and must be completed no later than ten (10) calendar days prior to the date first set for trial. A court reporter at the trial may be requested by any party, provided that the record shall remain confidential except as may be necessary for post-hearing motions and any appeals. The trial must commence within one hundred twenty (120) calendar days after the date of appointment of the referee. Should JAMS, or a successor of JAMS, not be in existence at the time an Action arises, the parties agree to jointly select in good faith an alternate organization offering at that time services substantially similar to those now offered by JAMS and, when so selected, such alternate organization shall be substituted for JAMS wherever JAMS is referred to herein. Each party shall share equally in the fees and costs of JAMS and the referee.

THE PARTIES RECOGNIZE AND AGREE THAT ALL ACTIONS RESOLVED UNDER THIS ORDER OF REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY HAVE AGREED TO THIS REFERENCE PROVISION AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND TO THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY AND ALL ACTIONS.

[4]	This is a California specific concept and will be modified on a state specific basis. To the extent permitted by applicable law, a jury trial waiver will be added to all agreements.

Exhibit E - 10

13.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all other rights and privileges shall be enforceable to the fullest extent permitted by law.

13.8 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes any and all prior restrictions, promises, representations, warranties, agreements, understandings and undertakings between the parties with respect to such subject matter and there are no restrictions, promises, representations, warranties, agreements, understandings or undertakings with respect to such subject matter other than those set forth or referred to herein.

13.9 Waiver. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Without the prior written consent of the other party, in its sole and absolute discretion, neither party may assign its rights under this Agreement; provided, however, that without Owner’s consent Builder may assign its rights, and delegate its obligations, hereunder to any person or entity which controls, is controlled by or is under the common control with Builder, or to any corporation into or with which Builder may be merged or consolidated, to any partnership or limited liability company in which Builder or one of its subsidiaries is a partner or member, as the case may be, or to any person or entity which purchases all or substantially all of the assets of Builder. As used in this Section, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable entity, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have the meanings correlative to the foregoing.

13.11 No Third Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained, this Agreement and any conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and for the benefit of no other person.

13.12 Performance of Acts on Business Days. Unless specifically stated to the contrary, all references to days herein shall be deemed to refer to calendar days. In the event that the final date for payment of any amount, performance of any act, or the end of any other period hereunder falls on a Saturday, Sunday or holiday, such payment may be made, such act may be performed, or such period shall end, as the case may be, on the next succeeding business day.

13.13 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may also be delivered by electronic mail transmission (in pdf or similar format including by electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) with the same force and effect as if an original executed counterpart “hard” copy of this Agreement had been delivered by the delivering party. No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement. At the request of either party, the parties will confirm signatures by signing and delivering an original document.

13.14 No Partnership. Builder and Owner expressly acknowledge and agree that they are not joint venturers or partners, and neither party has fiduciary duties to the other, in any manner whatsoever, in connection with the Work contemplated under this Agreement. Neither anything in this Agreement or in any other agreement or instrument, nor any communication or other action between the parties relating to the Project, is intended or shall be construed to create a joint venture or partnership between Builder and Owner or their respective owners or a fiduciary duty of one party to the other.

13.15 Limited Liability. Notwithstanding anything to the contrary contained herein, no partner, member, officer, director, member, agent or employee of Builder or Owner (each, a “Nonrecourse Party”) shall be personally liable in any manner or to any extent under or in connection with this Agreement. The limitation of liability provided in the preceding sentence is in addition to, and not in limitation of, any limitation on liability applicable to a Nonrecourse Party under Applicable Law.

Exhibit E - 11

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Agreement Date.

“Owner”	“Builder”
,	[ ]
a

By:	By:

Name:	Name:

Title:	Title:

[Add on any statement required by applicable law – e.g., statement required by California Contractor’s License Board]

Exhibit E - 12

Exhibit “A” to Fee Builder Agreement

Builder Improvements

Exhibit “B” to Fee Builder Agreement

Legal Description of Land

That certain real property located in the City of    , County of     State of    , more particularly described as follows:

Exhibit “C” to Fee Builder Agreement

Project Budget

Exhibit “D” to Fee Builder Agreement

Reimbursable Costs

“Reimbursable Costs” means all of the following:

1. All construction costs including hard and soft (direct and indirect) costs, permit fees, bonding, HOA formation and operation costs (including subsidies), Project common area, amenities, property maintenance costs (such as costs to comply with SWPPP) and project/field supervision costs.

2. All costs related to the construction, design, furnishing and operation of model Residences constructed at the request of Owner.

3. An allocation of the Sales Price for Builder’s insurance coverage and warranty, payable at the close of escrow for the sale of a Residence to a homebuyer (a “Homebuyer Closing”). Such allocation will be on a percentage basis (i.e., a percentage of the Sales Price) consistent with the percentage cost in Builder’s original underwriting at the time of Owner’s approval of the Program Transaction (the “Insurance and Warranty Percentage”). As of the date of execution of this Agreement, the Insurance and Warranty Percentage is [  %]. Builder shall be entitled to adjust the Insurance and Warranty Percentage from time to time to equal the amount underwritten by Builder in connection with the sale of homes built for its own account.

4. All other insurance costs.

5. The Sales and Marketing Fee.

6. The Overhead Fee.

7. Any other costs of sale incurred by Builder, including title, escrow, brokerage commissions, incentives, and similar costs and expenses incurred in connection with a Residence close of escrow.

Exhibit “E” to Fee Builder Agreement

Specific Disclosures

EXHIBIT F

PROGRAM CRITERIA

Owner and the Owner Parties shall acquire all Initial Properties. The requirement below shall apply to the admission of future Proposed Projects.

General Requirements:

•

Owner and the Owner Parties shall not be required to acquire a Proposed Project if as a result of such acquisition Owner would fail to qualify as a “real estate investment trust” for U.S. federal income tax purposes.

•

Owner and the Owner Parties shall not be required to acquire a Proposed Project if as a result of such acquisition Owner would be required to register as an investment company under the Investment Company Act.

•

Unless otherwise approved in Owner’s sole discretion, Owner and the Owner Parties shall not be required to acquire a Proposed Project if, after such acquisition, more than 40% of the Owner Parties’ total committed capital investment for all Admitted Properties (i.e., the sum of all total land and development costs for all Admitted Properties) would be concentrated in a single State.

Requirements Applicable to Proposed Projects:

•

All material discretionary approvals for the Proposed Project shall have been obtained such that any remaining discretionary approvals do not create material additional risk to the projected development schedule. For purposes of the foregoing, discretionary approval shall not include (i) matters (such as approval of final plats/maps and plan processing) that are ministerial in nature, or (ii) the preparation, development, approval and/or issuance of permits and construction plans in the ordinary course.

•

The Proposed Project shall be free of monetary liens/encumbrances (other than customary taxes, liens, and similar matter); provided, however that the following shall be permitted: (a) liens or encumbrances securing deferred payments which are payable in connection with the sale of a completed homes (e.g., profit or price participation); (b) liens and/or encumbrances related to existing or future financing districts, community associations, or other similar entities; and (c) liens and/or encumbrances customary created in connection with the development of residential developments.

•

The Proposed Project shall be free of transfer restrictions that would: (a) prevent transfers to and from the applicable Owner Party and the applicable Lennar Party; (b) would impose a material transfer cost which the Lennar Parties, in their sole discretion, have not agreed to pay or reimburse; and/or (c) prevent or unreasonably restrict transfers from the applicable Owner Party to a third party replacement homebuilder.

Exhibit F - 1

•

The Proposed Project’s primary planned use shall be Homesites for single-family detached and/or attached homes. The parties acknowledge that Proposed Projects may include condominiums and/or components with ancillary non-residential uses, such as parcels designated for commercial, retail or public uses. The Proposed Project shall be a Target Project provided such non-residential uses do not impose material additional risks to the projected development schedule.

•	The Proposed Project shall not be subject to existing or pending building or development moratoriums on building.

•

The Lennar Parties shall have obtained a Phase I Environmental Site Assessment dated as of within 180 days of the proposed closing for the Proposed Project that does not identify any material recognized environmental conditions that will not be resolved in an existing or proposed remediation plan (“RECs”); provided, however, that if such assessment identifies one or more unresolved RECs, the Lennar Parties shall have the right (but not the obligation) to submit a Phase II Environmental Site Assessment and/or a proposed remediation plan for such Proposed Project and Owner may elect, in its reasonable discretion, to accept or reject the Lennar Parties’ proposed resolution of the RECs. Owner and the applicable Lennar Parties shall meet and confer in good faith concerning such proposed resolution. Should Owner reject the Lennar Parties’ proposed resolution, it may reject the Proposed Project.

•	The applicable Owner Party and applicable Lennar Party have mutually approved a takedown schedule for all Homesites in the Proposed Project which will be incorporated into the Project Addendum.

•

The applicable Project Addendum for the Proposed Project provides for the construction of Finished Homesites (as defined in the Construction Agreement) with the applicable Lennar Party responsible for Finished Homesite costs in excess of the applicable Contract Sum.

Exhibit F - 2

EXHIBIT G

FORM OF GUARANTY

PAYMENT AND PERFORMANCE GUARANTY

This PAYMENT AND PERFORMANCE GUARANTY (“Guaranty”) is made as of     , 2025, by Lennar Corporation, a Delaware corporation (“Guarantor”), in favor of MILLROSE PROPERTIES, INC., a Maryland corporation (“Owner”), having an address of [      ] and Owner’s affiliates identified on Schedule 1 attached hereto (the “Owner Parties”).

A. Owner and U.S. Home, LLC, a Delaware limited liability company, U.S. Home, LLC, Lennar Homes Holdings, LLC, and CalAtlantic Group, LLC (collectively, “Lennar”) have entered into the following agreements: (i) that certain Master Program Agreement, dated [     ], 2025 (the “Master Agreement”); (ii) that certain Master Option Agreement, dated [     ], 2025 (the “Option Agreement”) and (iii) that certain Master Construction Agreement, dated [     ], 2025 (the “Construction Agreement”). Initially capitalized terms not defined herein shall have the meaning set forth in the Master Agreement.

B. Pursuant to the terms of the Master Agreement and Option Agreement, the Lennar Parties and Owner Parties will from time to time execute Addenda pursuant to which, without limitation, Properties will be added to the HOPP’R Program. The Master Agreement, Option Agreement, Construction Agreement, and executed Addenda are collectively referred to herein as the “Program Documents.”

C. This Guaranty is being given by Guarantor to Owner pursuant to the Program Documents and is an essential inducement to Owner to enter into the Program Documents. Guarantor is the parent company of the Lennar Parties and will benefit from the execution of the Program Documents and Addenda release of the Deposit prior to the initial Close of Escrow.

For good, valuable and sufficient consideration received, Guarantor agrees:

1. OBLIGATIONS GUARANTEED. Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not as a surety, the following obligations (collectively, the “Obligations”): (a) the full punctual payment when due of the Lennar Parties’ payment obligations to Owner under the Master Agreement and the Option Agreement; and (b) the full and punctual payment and performance, when due of the Lennar Parties’ payment and construction obligations to Owner under the Construction Agreement. Notwithstanding anything to the contrary in this Guaranty or the Program Documents, Guarantor shall not be liable for any lost profits, special, consequential, exemplary or punitive damages.

2. GUARANTY OF PAYMENT AND PERFORMANCE. If the Obligations are not paid or, with respect to the Construction Agreement performed, by the Lennar Parties in accordance with their terms for any reason whatsoever, Guarantor will promptly make such payments or perform such Obligations, after written demand by Owner to Guarantor. This Guaranty is a guaranty of payment and, with respect to the Construction Agreement of performance, and not merely a guaranty of collection or collectability. Guarantor shall be entitled to assert any defenses available to the Lennar Parties under the Program Documents including all rights of setoff, counterclaim and any defense based on or arising out of any defense that the Lennar Parties may have under the Program Documents; provided, however, that the liability of Guarantor under this Guaranty shall be direct and immediate and is not conditional or contingent upon the pursuit of any remedies against the Lennar Parties, any other guarantor, or any other party.

3. CONTINUING GUARANTY. This Guaranty is continuing, unlimited, absolute and unconditional, survives the termination of the Program Documents and continues in full force and effect until the earliest to occur of (i)) with respect to any Program Document, termination of such Program Document pursuant to its terms due to Owner’s or any Owner Parties’ default thereunder, or (ii) all the Obligations are fully and indefeasibly paid and performed. The payment Obligations shall not be considered indefeasibly paid until all payments from Guarantor have been made and are no longer subject to any right by any party to invalidate or set aside those payments or to seek to recoup the amount of those payments or to declare those payments to be fraudulent or preferential. If any part of those payments is set aside or restored, then Guarantor shall be liable for the full amount Owner is required to repay.

4. ALTERATION OF OBLIGATIONS; NO RELEASE. Guarantor shall continue to be liable under this Guaranty, and the provisions hereof shall remain in full force and effect notwithstanding the occurrence of any one or more of the following: (a) any modification, amendment, supplement, extension, release, renewal, compromise, acceleration or other change in the Program Documents or the time for payment or performance of the Obligations; (b) Owner’s exercise of any right or remedy under, or waiver of or failure to enforce any terms, covenants or conditions contained in, the Program Documents, including without limitation any modification, amendment or supplement thereof; (c) any assignment of the Lennar Parties’ interest under the Program Documents; (d) Owner accepting, taking or holding any existing or additional real or personal property or other security for the payment or performance of the Obligations, or any exchange, enforcement, waiver, release or subordination of any such existing and/or additional security; (e) any release or substitution of any other guarantors, sureties, or endorsers of the Obligations; (f) any course of dealing by Owner with Guarantor or any other party; and/or (g) any impairment or release of the Obligations or any suspension of any right or remedy of Owner against any party, including without limitation the Lennar Parties and any other guarantor. Guarantor authorizes Owner, without notice or demand and without affecting Guarantor’s liability under this Guaranty, from time to time and any number of times, to take any or all of these actions or to enter into any other agreement or arrangement whatsoever with the Lennar Parties, Guarantor, any other guarantor of the Obligations, or any other party with respect to the Program Documents, the Obligations, or any security therefor.

5. WAIVERS. To the maximum extent permitted by law, but subject to the limitations set forth elsewhere in this Guaranty, Guarantor waives and relinquishes:

(a) all rights to require Owner to proceed against the Lennar Parties or any other party, or exhaust Owner’s claims against assets owned by the Lennar Parties and/or any security held by Owner, or pursue any other remedy in Owner’s power before proceeding against Guarantor;

(b) all rights to: (i) exoneration due to any of Owner’s actions that impair any security or collateral of Guarantor; (ii) any security or collateral held by Owner; (iii) require Owner to pursue any right or remedy for Guarantor’s benefit; and (iv) invoke the equitable doctrine of marshaling assets;

(c) all rights and/or defenses that may arise by reason of the incapacity, lack of authority, death, disability, dissolution, termination, bankruptcy, or insolvency of the Lennar Parties or any other party or Owner’s failure to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other party;

(d) demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or inaction by the Lennar Parties, Owner, any creditor of the Lennar Parties, Guarantor, or any other guarantor or other party under this or any other instrument in connection with any obligation or evidence of indebtedness held by Owner as collateral or in connection with the Obligations;

(e) all subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may be available to Guarantor by reason of applicable statute, law, policy, rule or case;

(f) all rights and/or defenses based upon any statute or legal rule which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(g) all rights to require Owner to disclose to Guarantor any facts Owner ever knows about the Lennar Parties, regardless of whether Owner has reason to believe any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges Guarantor is fully responsible for being and keeping informed of the Lennar Parties’ financial condition and all circumstances bearing on the risk of non-payment of the Obligations;

(h) all rights and/or defenses arising because of Owner’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Federal Bankruptcy Code Section 1111(b)(2);

(i) all rights and/or defenses based upon any borrowing or grant of a security interest under Federal Bankruptcy Code Section 364;

(j) all rights and/or defenses arising out of an election of remedies by Owner, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal because of applicable law or otherwise;

(k) any defense based upon the modification, renewal, extension or other alteration of the Obligations or of the documents executed in connection therewith; and

(l) any defense based upon any legal disability of the Lennar Parties, Guarantor or any other guarantor, or any discharge or limitation of the liability of the Lennar Parties or any guarantor to Owner, or any restraint or stay applicable to actions against the Lennar Parties or any other guarantor, whether such disability, discharge, limitation, restraint or stay is consensual, or by order of a court or other governmental authority, or arising by operation of law or any liquidation, reorganization, receivership, bankruptcy, insolvency or debtor-relief proceeding, or from any other cause.

Guarantor represents, warrants and agrees that each waiver set forth herein is made with Guarantor’s full knowledge of its significance and that under the circumstances the waivers are reasonable and not contrary to public policy or law.

Exhibit G - 2

6. BANKRUPTCY, INSOLVENCY, ETC. Without limiting the generality of any other provision of this Guaranty, including without limitation any provisions stating the obligations of Guarantor under this Guaranty are absolute and unconditional, Guarantor agrees:

(a) Guarantor’s Obligations Unaffected. If any of the Lennar Parties is relieved of the Obligations as provided in the Program Documents, including without limitation any modifications thereof, on account of any bankruptcy, reorganization or insolvency proceeding or case involving Lennar Parties under the Bankruptcy Reform Act of 1978, as amended, or any successor statute thereto, or any other applicable debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, Guarantor shall nevertheless be fully liable for and shall pay or perform the Obligations to or for Owner in full pursuant to (and subject to the limitations in) this Guaranty. Without limiting the generality of the foregoing, except to the extent expressly set forth in this Guaranty, Guarantor’s obligations under this Guaranty shall in no way be altered, limited or affected (other than by the acceleration of such obligations under the terms of this Guaranty) by: (i) any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Lennar Parties, or any successor or assignee of the Lennar Parties, (ii) any defense the Lennar Parties may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding, (iii) any disaffirmance or abandonment of the Program Documents by a trustee in any bankruptcy proceeding relating to the Lennar Parties, or (iv) any impairment, limitation, or modification of the liability of the Lennar Parties (or the estate of any of the Lennar Parties in bankruptcy), or of any remedy for the enforcement of the Lennar Parties liability, under the Program Documents resulting from the operation of any present or future provision of any federal or state bankruptcy, reorganization or insolvency law or other statute or from any decision of any court. No limitation upon or stay of the enforcement of the Obligations by virtue of any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Lennar Parties shall limit or stay Owner’s enforcement of Guarantor’s payment or performance of such Obligations under this Guaranty.

7. NO LIMITATION ON RIGHTS. Nothing in this Guaranty shall prevent Owner from suing on the Program Documents or from exercising any rights available to Owner under the Program Documents or otherwise, and the exercise of any of those rights shall not constitute a legal or equitable discharge of Guarantor. Guarantor authorizes and empowers Owner to exercise, in Owner’s sole discretion and without the consent of or notice to Guarantor, any rights and remedies, or any combination thereof, which may be available to Owner at any time, since Guarantor’s intent and purpose is that the Obligations (subject to the limitations set forth in this Guaranty) shall be absolute, independent and unconditional (subject to the terms of the Program Documents) under any and all circumstances as if the same were direct obligations of Guarantor.

8. CUMULATIVE RIGHTS. All of Owner’s rights, powers, and remedies under this Guaranty and under any other Program Documents now or in the future in force between Owner and Guarantor, including without limitation any other guaranty executed by Guarantor relating to any indebtedness of the Lennar Parties to Owner, shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to any and all other rights, powers and remedies now or at any time hereafter available to Owner under the Program Documents, at law and/or in equity. Nothing in this Guaranty shall require Owner to pursue Owner’s rights in this Guaranty before proceeding against the Lennar Parties or executing against any other security or collateral securing the Lennar Parties’ performance of the Obligations or Guarantor’s obligations under this Guaranty. This Guaranty is in addition to and is independent of any and all other guaranties of any obligations or other indebtedness of the Lennar Parties to Owner.

9. INDEPENDENT OBLIGATIONS. The obligations of Guarantor under this Guaranty are independent of the Obligations of the Lennar Parties and, in the event of any default under this Guaranty, a separate action or actions may be brought and prosecuted against Guarantor, whether or not any of the Lennar Parties is joined therein or a separate action or actions are brought against any of the Lennar Parties. Owner’s rights under this Guaranty shall not be exhausted by Owner’s exercise of any of Owner’s rights or remedies or by any such action or by any number of successive actions unless and until the Obligations have been paid and fully performed (subject to the limitations set forth in Section 1 above).

10. REINSTATEMENT. Guarantor’s liability under this Guaranty shall be reinstated and revived, and the rights of Owner will continue, with respect to any amount at any time paid on account of the Obligations which Owner is thereafter required to restore or return or which is avoided in connection with the bankruptcy, insolvency or reorganization of the Lennar Parties or otherwise, all as though such amount had not been paid.

11. LENNAR PARTIES’ FINANCIAL CONDITION. Guarantor is relying on Guarantor’s own knowledge and has made such investigations as Guarantor has deemed necessary with respect to the Lennar Parties’ financial condition and prospects. Guarantor represents and warrants to Owner as of the date hereof that Guarantor: (i) is fully informed of the financial condition of Lennar Parties and of all other circumstances which bear upon the risk of nonpayment of the Obligations; and (ii) delivers this

Exhibit G - 3

Guaranty based solely on Guarantor’s own independent investigation of Lennar Parties’ financial condition. Guarantor represents and warrants that Guarantor is in a position to assume and assumes full responsibility for keeping fully informed of Lennar Parties’ financial condition and all other circumstances affecting Lennar Parties’ ability to pay and perform the Obligations, and/or Guarantor’s obligations under this Guaranty. Owner has no obligation or duty to report to Guarantor any information Owner receives about Lennar Parties’ financial condition or any circumstances, whether now existing or hereafter arising, relating to Lennar Parties’ financial condition or bearing on Lennar Parties’ ability to perform the Obligations. Owner has made no representations or assurances regarding Lennar Parties’ financial condition or ability to pay and perform the Obligations.

12. DEFAULT. If Guarantor is required to pay any Obligations pursuant to the terms hereof and fails to pay the Obligations, or to confirm its Obligation to fulfill the Obligations under the Construction Agreement, within twenty (20) business days after written demand therefor by Owner, and if Guarantor confirms its Obligation to fulfill the Obligations under the Construction Agreement, but Guarantor fails to endeavor diligently to fulfill those Obligations as provided below, or to cause them to be fulfilled, at Guarantor’s expense, Owner shall have all rights and remedies available at law or in equity for the enforcement of this Guaranty, including without limitation, specific performance. With respect to any Lennar Parties’ failure to perform under the Construction Agreement, Guarantor shall not be in default under this Agreement if Guarantor promptly engages a replacement Contractor to perform such Obligations at Guarantor’s cost and expense.

13. OTHER PROVISIONS.

(a) Entire Agreement. This Guaranty and the Program Document contain the entire agreement and understanding between Guarantor and Owner with respect to the subject matter herein and supersedes all prior discussions and negotiations, whether written or oral, between Guarantor and Owner with respect to such subject matter. There are no contemporaneous oral agreements with respect to the subject matter hereof.

(b) Amendment and Waiver. This Guaranty may not be changed, modified, or amended, except by a writing executed by Guarantor and Owner; and no obligation of Guarantor in this Guaranty can be released or waived by Owner except by a writing executed by Owner. Any extensions of time of payment, and all other forbearances or indulgences which may be granted by Owner to the Lennar Parties may be made, granted and effected without notice to Guarantor and without in any manner affecting Guarantor’s liability under this Guaranty.

(c) Assignment. Owner shall not assign this Guaranty without Guarantor’s prior written consent, which Guarantor may give or withhold in Guarantor’s sole discretion.

(d) Binding Effect. The provisions of this Guaranty shall extend to and be binding upon Guarantor and Guarantor’s successors and assigns, including without limitation any trustee in bankruptcy and Guarantor’s estate, heirs and beneficiaries in the event of Guarantor’s bankruptcy or death. The provisions of this Guaranty shall inure to the benefit of Owner, Owner’s permitted successors and assigns.

(e) Effectiveness. Guarantor waives any acceptance of this Guaranty by Owner. This Guaranty shall become binding on Guarantor upon Guarantor’s execution of this Guaranty.

(f) Notices. All notices, requests or other communications required or permitted to be given under this Guaranty shall be made in accordance with the notice provisions set forth in Section 12(a) of the Master Agreement and if such notice is to be made upon Guarantor, shall be sent to the following:

If to Guarantor:       Lennar Corporation

     5505 Waterford District Drive

     Miami, Florida 33126

     Attention: Mr. Jonathan M. Jaffe

     and Mark Sustana, Esq.

     Email: jon.jaffe@lennar.com and mark.sustana@lennar.com

With a copy to:        Deverich & Gillman LLP

       20 Pacifica, Suite 320

       Irvine, California 92618

       Attention: Adam J. Gillman

       Phone: (949) 483-8600

       Email: agillman@dgllp.com

Exhibit G - 4

(g) No Implied Waiver. No delay or failure of Owner to enforce any right or remedy against Guarantor shall constitute a waiver thereof or give rise to any estoppel against Owner, or excuse Guarantor from Guarantor’s obligations in this Guaranty. No delay or omission by Owner to exercise any right, power or remedy accruing to Owner under this Guaranty shall: (x) impair any such right, power or remedy; or (y) be construed to be a waiver of any such default, or an acquiescence therein, or of or in any similar default thereafter occurring; or (z) be deemed a continuing waiver of any other performance by Guarantor.

(h) Governing Law. This Guaranty and the rights and obligations of Owner and Guarantor in this Guaranty shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

(i) Severability. If any provision in this Guaranty is determined to be illegal or unenforceable by any court or arbitrator, such determination shall not affect the validity or enforceability of any of the remaining terms, covenants, conditions or provisions of this Guaranty, all of which shall remain and continue to have full force and effect.

(j) Headings. The section headings and captions in this Guaranty are for reference and convenience only, shall not be given any legal effect, and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning, or intent of this Guaranty’s provisions.

14. JURY TRIAL WAIVER. TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTOR AND OWNER, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF BOTH PARTIES, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS GUARANTY, ANY OTHER PROGRAM DOCUMENT, OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE PARTIES.

“GUARANTOR”

Lennar Corporation, a Delaware corporation

By:
Name:
Title:

Exhibit G - 5

Schedule 1

List of Owner Parties

Millrose Properties Alabama, LLC

Millrose Properties Arizona, LLC

Millrose Properties California LLC

Millrose Properties Colorado, LLC

Millrose Properties Delaware, LLC

Millrose Properties Florida, LLC

Millrose Properties Florida II, LLC

Millrose Properties Georgia, LLC

Millrose Properties Idaho, LLC

Millrose Properties Illinois, LLC

Millrose Properties Indiana, LLC

Millrose Properties Maryland, LLC

Millrose Properties Minnesota, LLC

Millrose Properties Missouri, LLC

Millrose Properties Nevada, LLC

Millrose Properties New Jersey, LLC

Millrose Properties New York, LLC

Millrose Properties North Carolina, LLC

Millrose Properties Oklahoma, LLC

Millrose Properties Oregon, LLC

Millrose Properties Pennsylvania, LLC

Millrose Properties South Carolina, LLC

Millrose Properties Tennessee, LLC

Millrose Properties Texas, LLC

Millrose Properties Utah, LLC

Millrose Properties Virginia, LLC

Millrose Properties Washington, LLC

Millrose Properties West Virginia, LLC

Millrose Properties Wisconsin, LLC

Exhibit G - 6